Exhibit 2

COLUMBIA FUNDS SERIES TRUST I

COLUMBIA FUNDS VARIABLE INSURANCE TRUST

May 23-24, 2011 Board Meeting

VOTED:	That, after due consideration of all relevant factors, including, but not limited to, (i) the value of the aggregate assets of the Funds to which any covered person may have access, (ii) the types and terms of the arrangements made for the custody and safekeeping of such assets and (iii) the nature of securities in the portfolio of the Funds, the proposed joint fidelity bond be, and it hereby is, determined to be reasonable in form and amount;

VOTED:	That, after considering all relevant factors, including, but not limited to, the number of other parties named as insureds, the nature of the business activities of such other parties, the amount of the joint fidelity bond, the amount of the premium for such bond, the ratable allocation of the premium among all parties named as insureds and the extent to which the share of the premium allocated to each Fund is less than the premium it would have had to pay if it had provided and maintained a single fidelity bond, the portion of the premium to be paid by such Fund be, and it hereby is, approved;

VOTED:	That the amount, type, form and coverage of the joint fidelity bond be, and it hereby is, approved;

VOTED:	That the participation of the Funds in a joint fidelity bond allocation agreement, pursuant to which the parties agree that in the event recovery is received under the bond as a result of a loss sustained by a Fund and one or more other insureds, such Fund shall receive an equitable and proportionate share of the recovery at least equal to the amount which it would have received had it maintained a single fidelity bond, be, and it hereby is, determined to be in the best interests of each Fund;

VOTED:	That the Joint Blanket Bond Allocation Agreement, by and among the trusts listed on Schedule A thereto, as presented to this meeting, be, and it hereby is, approved;

VOTED:	That the Secretary or Assistant Secretary of each Fund be, and each hereby is, authorized to cause such bond and joint fidelity bond agreement be filed with the SEC pursuant to Rule 17g-1(g) under the 1940 Act;